Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PLBY Group, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-264515 and 333-267273) and Form S-8 (File Nos. 333-259216 and 333-264019) of PLBY Group, Inc. (“Company”) of our reports dated March 16, 2023, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP

Los Angeles, California
March 16, 2023